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                                                                   EXHIBIT 23(b)


                         Independent Auditors' Consent




The Board of Directors
First Capital Bancorp, Inc.:

We consent to the use of our audit report dated January 19, 1996 on the consolidated financial statements of First Capital Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to changes in 1993 in the method of accounting for securities and the method of accounting for income taxes.


KPMG PEAT MARWICK LLP

Shreveport, Louisiana
January 20, 1997